EXHIBIT 99.1

Liberty Tax Announces Receipt of Unsolicited  Acquisition Proposal and Commencement of Strategic Alternative Review

VIRGINIA BEACH, Va., Nov. 28, 2018 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (OTC PINK: TAXA) (“Liberty Tax” or the “Company”), the parent company of Liberty Tax Service, today announced that it has received an unsolicited and non-binding proposal from an unaffiliated private equity fund to acquire all of the outstanding shares of Liberty Tax for $13.00 per share.

In light of the receipt of the unsolicited proposal, the Board of Directors of Liberty Tax has determined to commence a review of strategic alternatives and solicit other potentially interested parties regarding an acquisition of the Company.  “We remain confident in Liberty Tax’s strategic plan and the significant growth opportunities available to us. At the same time, we are open-minded and willing to consider any transaction that maximizes value for our stockholders,” said Chief Executive Officer, Nicole Ossenfort.

The Board of Directors intends to carefully review the unsolicited proposal and other strategic alternatives that may be available to the Company in consultation with its advisors.

Liberty Tax has not set a definitive timetable for completion of its evaluation and there can be no assurance that this process will lead to the approval or completion of any transaction.  Liberty Tax does not intend to disclose developments regarding this process unless and until its Board of Directors approves a specific transaction or otherwise concludes its review of strategic alternatives.

About Liberty Tax, Inc.
Founded in 1997, Liberty Tax, Inc. (OTC PINK: TAXA) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared approximately two million individual income tax returns in more than 3,600 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the review and consideration of the unsolicited proposal received by the Company, the review and evaluation of strategic alternatives, and the outcome of such review and evaluation.  There is no assurance that the review and evaluation of the unsolicited proposal and strategic alternatives will result in any transaction or other action by the Company, that any transaction or other action will be consummated, or that any transaction or other action will maximize stockholder value or result in a transaction that involves a premium to the current trading price of the stock of the Company.  These statements are based upon current expectations, beliefs and assumptions of Company management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the withdrawal of the unsolicited proposal, the lack of actionable alternatives being identified in connection with the strategic alternative review, and risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and other factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s most recent Annual Report on Form 10-K and other filings with the SEC for additional risks and uncertainties that may apply to the Company’s business and the ownership of the Company’s securities. The Company’s forward-looking statements are presented as of the date made, and the Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR RELATIONS CONTACT:
Michael S. Piper
Vice President and Chief Financial Officer
Liberty Tax Service
(757) 493-8855
investorrelations@libtax.com